Filed Pursuant to Rule 433
Registration No. 333-272447

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc., the Class A Common Stock of Alphabet Inc., and the Class A Common Stock of Meta Platforms, Inc. due November 22, 2028

Term Sheet to Preliminary Pricing Supplement dated October 29, 2025

Summary of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The lowest performing of the common stock of Amazon.com, Inc. (Bloomberg ticker symbol “AMZN”) (the “AMZN”), the Class A common stock of Alphabet Inc. (Bloomberg ticker symbol “GOOGL”) (the “GOOGL”), and the Class A common stock of Meta Platforms, Inc. (Bloomberg ticker symbol “META”) (the “META”) (each, an “Underlying Stock” and together, the “Underlying Stocks”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	November 17, 2025
Issue Date*	November 20, 2025
Final Calculation Day*	November 17, 2028
Stated Maturity Date*	November 22, 2028
Contingent Coupon Payments (with Memory Feature)

On each Coupon Payment Date, unless the securities have been automatically called, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the Stock Closing Price of the Lowest Performing Stock on the related Coupon Determination Date is greater than or equal to its Coupon Threshold Price. In addition, if the Stock Closing Price of the Lowest Performing Stock on one or more Coupon Determination Dates is less than its Coupon Threshold Price and, on a subsequent Coupon Determination Date, the Stock Closing Price of the Lowest Performing Stock on that subsequent Coupon Determination Date is greater than or equal to its Coupon Threshold Price, on the Coupon Payment Date related to that subsequent Coupon Determination Date, you will receive the Contingent Coupon Payment due for that subsequent Coupon Determination Date plus all previously unpaid Contingent Coupon Payments (without interest on amounts previously unpaid).

Each quarterly Contingent Coupon Payment, if any, will be calculated per security as follows: ($1,000 × Contingent Coupon Rate) / 4

Contingent Coupon Rate	At least 16.50% per annum, to be determined on the Pricing Date
Coupon Determination Dates*	Quarterly, on the 17th of each February, May, August and November, commencing February 2026 and ending on the Final Calculation Day, each subject to postponement
Coupon Payment Dates	Quarterly, on the third Business Day following each Coupon Determination Date, provided that the Coupon Payment Date with respect to the Final Calculation Day will be the Stated Maturity Date
Automatic Call	If the Stock Closing Price of the Lowest Performing Stock on any Call Observation Date is greater than or equal to its Starting Price, the securities will be automatically called, and on the related Call Payment Date, you will receive a cash payment per security equal to the face amount plus a final Contingent Coupon Payment and any previously unpaid Contingent Coupon Payments otherwise due.
Call Observation Dates*	Quarterly, the Coupon Determination Dates beginning May 2026 and ending August 2028 (together with the Coupon Determination Dates, the “Calculation Days”)
Call Payment Dates	The third Business Day following the applicable Call Observation Date
Maturity Payment Amount (per security)

• if the Ending Price of the Lowest Performing Stock on the Final Calculation Day is greater than or equal to its Downside Threshold Price: $1,000; or

• if the Ending Price of the Lowest Performing Stock on the Final Calculation Day is less than its Downside Threshold Price:

$1,000 × Performance Factor of the Lowest Performing Stock on the Final Calculation Day

Lowest Performing Stock	For any Calculation Day, the Underlying Stock with the lowest Performance Factor on such Calculation Day.
Performance Factor:	For an Underlying Stock on any Calculation Day, its Stock Closing Price on such Calculation Day divided by its Starting Price (expressed as a percentage).
Starting Price	For each Underlying Stock, its Stock Closing Price on the Pricing Date
*Subject to change

Summary of Terms (Continued)

Ending Price	For each Underlying Stock, its Stock Closing Price on the Final Calculation Day
Coupon Threshold Price	For each Underlying Stock, 70% of its Starting Price
Downside Threshold Price	For each Underlying Stock, 70% of its Starting Price
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.20% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13609FBS2 / US13609FBS20
Material Tax Consequences:	See the preliminary pricing supplement.

Hypothetical Payout Profile (Maturity Payment Amount)

If the securities are not automatically called prior to maturity and the Ending Price of the Lowest Performing Stock on the Final Calculation Day is less than its Downside Threshold Price, you will have full downside exposure to the decrease in the price of the Lowest Performing Stock from its Starting Price and will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Underlying Stock, but you will have full downside exposure to the Lowest Performing Stock on the Final Calculation Day if the securities are not automatically called and the Ending Price of that Underlying Stock is less than its Downside Threshold Price.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $935.50 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1045520/000110465925103801/tm2527656d55_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-9 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” in the accompanying preliminary pricing supplement, and the “Risk Factors” in the accompanying underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•         If The Securities Are Not Automatically Called Prior To Maturity, You May Lose A Significant Portion Or All Of The Face Amount Of Your Securities At Maturity.

•         The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•         You May Be Fully Exposed To The Decline In The Lowest Performing Stock On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Underlying Stock, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.

•         The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stocks Perform Favorably.

•         Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Stock On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.

•         You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.

•         Higher Contingent Coupon Rates Are Associated With Greater Risk.

•         You Will Be Subject To Reinvestment Risk.

•         A Coupon Payment Date, A Call Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•         The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•         Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

•         Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•         Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•         The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•         The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•         The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stocks

•         The Securities Will Be Subject To Single Stock Risk.

•         You Have Limited Anti-dilution Protection.

•         The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

Risks Relating To Conflicts Of Interest

•         We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•         Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•         The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•         There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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